Exhibit 10.1

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) dated October 7, 2008 and effective as of October 1, 2008, is by and among TR Energy, Inc., a Nevada corporation, whose address is P.O. Box 2033, Tyler, Texas 75710, as “Seller,” and Pegasi Energy Resources Corp., a Nevada corporation, whose address is P. O. Box 2033, Tyler, TX  75710-2033, as “Buyer.”

WHEREAS, Seller owns 30% and Buyer owns 70% of the working interest in certain oil and gas properties including oil and gas leases, pipeline rights-of-way and surface easements, and a saltwater disposal facility located in Marion and Cass Counties, Texas, all as more particularly described in Exhibits “A”, “B”, and “C” attached hereto (collectively, the “Assets”);

WHEREAS, Michael Neufeld and William Sudderth, Buyer’s Chief Executive Officer and Executive Vice President, respectively, are the sole owners of Seller; and

WHEREAS, Buyer desires to increase its ownership in the Assets to 80% by buying from Seller a portion of its share in the Assets;

NOW THEREFORE, in consideration of the mutual covenants, conditions and considerations provided below, Buyer and Seller agree as follows:

A.           The Properties.  Seller shall assign and convey to Buyer a 10% interest (the “Transferred Interest”) in and to the following, all of which are collectively referred to in this Agreement as (the "Properties"):

1.
10% right, title, and interest in and to the lands, oil and gas leases and leasehold interests of Assignee (sometimes hereinafter collectively referred to as the "Leases") as outlined in Exhibit “A”, as well as 10% right, title, and interest in the equipment, materials, personal property, fixtures and improvements associated with the Leases.

2.
10% right, title, and interest in the assets of TR Rodessa, Inc., including, but not limited to, the pipe and associated compressor stations and production equipment associated with the Pipeline Rights-of-Way and Surface Agreements outlined in Exhibit “B”.

3.
10% right, title, and interest in the Saltwater Disposal Facility known as 59 Disposal, Inc, as described in Exhibit “C”; and 10%  right, title, and interest in all equipment, both surface and subsurface, appurtenant thereto or used  in connection with the disposal of saltwater and other water from production or any other oilfield related activities.

B.           Purchase Price.   Four million two hundred thousand (4,200,000) shares of common stock of the Buyer (the "Purchase Price") to be issued at time of Closing.

C.           Representations and Warranties.

a.           Authorization.  Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement, and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Seller in connection with the consummation of the transactions contemplated by this Agreement. This Agreement constitutes the legal, valid, and binding obligation of Seller enforceable in accordance with its terms, except to the extent limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application related to the enforcement of creditors’ rights generally and (b) general principles of equity, and except that enforcement of rights to indemnification contained herein may be limited by applicable federal or state laws or the public policy underlying such laws, regardless of whether enforcement is considered in a proceeding in equity or at law.

b.           No Conflict.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under any provision of any mortgage, indenture, lease or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or his properties or assets.  Neither the execution and delivery of this Agreement by Seller, nor the consummation of the transaction contemplated hereby, will result in the imposition of any security interest upon the Transferred Interest.

c           Litigation and Claims.  No claim, demand, filing, cause of action, administrative proceeding, lawsuit, or other litigation is pending, or to the best knowledge of Seller, threatened, that could now or later adversely affect the ownership or operation of any of the Properties, other than proceedings relating to the industry generally and to which Seller is not a named party.  No written or oral notice from any governmental agency or any other person has been received by Seller:  (a) claiming any violation or repudiation of all or any part of the Properties or any violation of any law or any environmental, conservation or other ordinance, code, rule or regulation; or, (b) require or calling attention to the need for any work, repairs, construction, alterations, or installations on or in connection with the Properties, with which Seller has not complied.

D.           Closing.  The sale and purchase of the Properties (the "Closing") shall be on or before October 15, 2008 at Seller's offices in Tyler, Texas, or such other place as Buyer and Seller shall mutually agree.  The closing is subject to final due diligence by the Buyer which due diligence must be completed on or before October 13, 2008.

E.           Indemnity.  Seller shall indemnify and hold Buyer, its directors, officers, employees, and agents harmless from and against any and all liability, liens, demands, judgments, suits, and claims of any kind or character arising out of, in connection with, or resulting from Seller's (i) ownership of the Properties, for all periods prior to the Effective Date and (ii) breach of any of Seller’s representations and warranties made herein.  Seller shall remain responsible for all claims relating to the drilling, operating, production, and sale of hydrocarbons from the Properties and the proper accounting and payment to parties for their interests and any retroactive payments, refunds, or penalties to any party or entity, insofar as any claims relate to periods of time prior to the Effective Date.

Buyer shall indemnify and hold Seller harmless from and against any and all liability, liens, demands, judgments, suits, and claims of any kind or character arising out of, in connection with, or resulting from Buyer's ownership of the Properties, for periods from and after the Effective Date.  Buyer shall be responsible for all claims relating to the drilling, operating, production, and sale of hydrocarbons from the Properties and the proper accounting and payment to parties for their interests, and any retroactive payments, refunds, or penalties to any party or entity as such claims relate to periods from and after the Effective Date.

Buyer and Seller shall have the right to participate in the defense of any suit in which one of them may be a party without relieving the other party of the obligation to defend the suit.

F.  Apportionment of Tax Liability.  Ad valorem taxes for 2008 shall be prorated on a daily basis, with Buyer liable for the portion allocated to the period on and after the Closing Date and Seller liable for the portion allocated to the period before the Closing Date.  If the amount of such taxes for part, or all, of the Assets is not available on the Closing Date, proration of taxes shall be made on the basis of the best current information available, with a subsequent cash adjustment of such proration to be made between Seller and Buyer when actual tax figures are available. All Taxes based on or attributable to the ownership of, or based on production of hydrocarbons, other than ad valorem taxes, shall be deemed attributable to the period during which the hydrocarbons are produced.  All Taxes imposed on or with respect to the Assets shall be prorated between Buyer and Seller as of the Effective Date, September 1, 2008.  The apportionment of Taxes between the Parties shall take place in the Preliminary Settlement Statement and Final Settlement Statement, using estimates of such Taxes if actual numbers are not available.

G.           Warranty:                                Except for the representations in Sections D and E above, this Purchase and Sale Agreement is executed, delivered, and accepted without any representation, warranty or covenant of title of any kind or nature, either express, implied or statutory.  The interests are being conveyed and assigned to and accepted by the Buyer in their “As is, Where is” condition and state of repair, and with any faults and defects.

H.           Complete Agreement.  This Agreement constitutes the complete agreement between the parties regarding the purchase and sale of the Properties.  Where applicable, all of the terms of this Agreement shall survive the Closing.

SELLER

TR ENERGY, INC.

By:	/s/
By: W.L. Sudderth
Title: Vice President

BUYER

PEGASI ENERGY RESOURCES CORP.

By: Richard A, Lindermanis
Title: Sr. VP and CFO

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